UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              JACK IN THE BOX INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                95-2698708
      (State of incorporation)             (I.R.S. Employer Identification No.)


              9330 Balboa Avenue
             San Diego, California                       92123
   (Address of principal executive offices)            (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class               Name of each exchange on which
           to be so registered               each class is to be registered

  Common Stock, $0.01 par value                The Nasdaq Stock Market LLC


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

 Securities Act registration statement file number to which this form relates:

                                 Not applicable


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

Item 1:  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

General

     The following description of the Registrant's common stock and the provisions of its charter documents are summaries and are qualified by reference to the Registrant's restated certificate of incorporation, as amended, and its amended and restated by-laws listed as exhibits to this registration statement. The Registrant and its common stock are also governed by the general corporation laws of the State of Delaware.

     Authorized and Outstanding. The authorized capital stock of the Registrant consists of 190,000,000 shares, consisting of 175,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. Of the 15,000,000 shares of preferred stock authorized, 5,000,000 shares have been designated as Junior Preferred Stock, $0.01 par value, and 750,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock, $0.01 par value.

     As of December 5, 2008, there were 56,833,049 shares of common stock outstanding and no shares of preferred stock, Junior Preferred Stock or Series A Junior Participating Cumulative Preferred Stock outstanding. The Registrant does not intend to issue any of the designated shares of Junior Preferred Stock or Series A Junior Participating Cumulative Preferred Stock.

     All outstanding shares of common stock are fully paid and nonassessable.

Common Stock

     Voting. Holders of the Registrant's common stock are entitled to one vote per share on all matters to be voted upon by the Registrant's stockholders, except matters that relate only to a series of the Registrant's preferred stock. The Registrant does not have a classified board of directors. The holders of common stock are not entitled to cumulate voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. In all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present shall be the act of the stockholders, unless the vote of a greater number is required by Delaware law.

     Dividends. Subject to limitations under Delaware law and preferences that may apply to any then outstanding shares of preferred stock, holders of the Registrant's common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by the Registrant's board of directors out of funds legally available therefor.

     Liquidation. In the event of the Registrant's liquidation, dissolution or winding up, holders of the Registrant's common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any then outstanding shares of preferred stock.

     Miscellaneous. The holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock.

     The Registrant's restated certificate of incorporation, as amended, empowers the Registrant's board of directors, without further action by the Registrant's stockholders, to issue up to 15,000,000 shares of preferred stock from time to time in one or more series. The Registrant's board of directors is authorized to fix and determine the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices and liquidation preferences, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could make it more difficult or prevent a change of control of the Registrant or the removal of Registrant's management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. The rights of holders of the Registrant's common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that the Registrant may designate and issue in the future.

Anti-Takeover Effects of Provisions of Registrant's Charter Documents

     Some provisions of Registrant's restated certificate of incorporation, as amended, and amended and restated by-laws contain provisions that could make the following transactions more difficult:

     o    acquisition of Registrant by means of a tender offer;

     o    acquisition of Registrant by means of a proxy contest or otherwise; or

     o    removal of Registrant's incumbent officers and directors.

     These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids and promote stability in Registrant's management. These provisions may also encourage persons seeking to acquire control of Registrant to first negotiate with Registrant's board of directors.

     Board Vacancies are Filled by Remaining Directors and Not Stockholders. The amended and restated bylaws provide that any vacancies on the board of directors may be filled by the vote of the majority of the remaining directors, although less than a quorum.

     Stockholder meetings. The amended and restated by-laws provide that a special meeting of stockholders may be called only by the Registrant's board of directors or the Registrant's president.

     Undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for Registrant's board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could make it more difficult or prevent a change of control of the Registrant or the removal of Registrant's management.

     Requirements for advance notification of stockholder nominations and proposals. Registrant's amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

     Item 2: Exhibits.
             ---------

The following exhibits defining the rights of the Registrant's stockholders are filed herewith or incorporated by reference, as indicated below:

     1. Restated Certificate of Incorporation of the Registrant (incorporated by reference from the Registrant's Annual Report on Form 10-K filed on December 2, 1999).

     2. Certificate of Amendment of Restated Certificate of Incorporation of the Registrant (incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 24, 2007).

     3. Amended and Restated By-Laws of the Registrant, effective July 31, 2008 (incorporated by reference from the Registrant's Current Report on Form 8-K filed on August 4, 2008).

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  December 11, 2008

                                        JACK IN THE BOX INC.


                                        By:  /s/ Jerry P. Rebel
                                             -----------------------------------
                                             Jerry P. Rebel
                                             Executive Vice President and Chief
                                             Financial Officer
                                             (Principal Financial Officer)
                                             (Duly Authorized Signatory)